Exhibit 3

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO UBS AG, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 8 ON THE FACE OF THIS SECURITY.

CUSIP No. 902641 679

ISIN: US9026416795

UBS AG

MEDIUM-TERM NOTES, SERIES A

$— UBS AG Exchange Traded Access Securities (E-TRACS) linked to the Bloomberg

Commodity Index Total Return due October 31, 2039

The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Principal Amount: $— equal to — Securities at $25 per Security

Early Redemption: The Holder may, subject to the procedural requirements provided under Section 5 hereof, elect to require the Company to redeem the Holder’s Securities in whole or in part on any Redemption Date during the term of the Securities. If the Holder requires the Company to redeem the Holder’s Securities on any Redemption Date, the Holder will receive a cash payment equal to the principal amount of the Holder’s Securities times the Index Performance Ratio on the applicable Valuation Date minus the Fee Amount on the applicable Valuation Date. The Company shall not be required to redeem fewer than 100,000 Securities (or $2,500,000 aggregate principal amount of Securities) at one time, provided that the Company may from time to time in its sole discretion reduce, in part or in whole, this minimum redemption amount on a consistent basis for all Holders who hold Securities at the time the reduction becomes effective.

Calculation Agent: UBS Securities LLC

Defeasance: Neither full defeasance nor covenant defeasance applies to this Security

Listing: NYSE Arca, Inc.

Index: The Bloomberg Commodity Index Total Return
Initial Trade Date: October 28, 2009
Original Issue Date: October 30, 2009
Interest Rate: The principal of this Security shall not bear interest.
Index Starting Level: 264.194
Denomination: $25 per Security
Payment at Maturity: On the Maturity Date, the Company shall redeem this Security by paying to the Holder a cash payment equal to the principal amount of the Holder’s Securities times the Index Performance Ratio on the Final Valuation Date minus the Fee Amount on the Final Valuation Date unless, prior to the Maturity Date, such Securities were previously redeemed at the election of the Holder on a Redemption Date as provided under “Early Redemption” or called by the Company pursuant to the exercise of its “Call Right” as provided in Section 6.

(Face of Security continued on next page)

THE INDEX SPONSORS (AS DEFINED IN SECTION 3 OF THIS SECURITY) DO NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND SHALL NOT HAVE ANY LIABILITY FOR ANY DATA INCLUDED THEREIN OR FOR ANY ERRORS, OR OMISSIONS OR INTERRUPTIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE INDEX. THE INDEX SPONSORS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN OR FROM ANY OTHER USE (WHETHER DIRECTLY OR VIA ANY PRODUCT REFERENCED THERETO). THE INDEX SPONSORS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND TO THE EXTENT PERMITTED BY LAW HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE EXTENT PERMITTED BY LAW, THE INDEX SPONSORS DISCLAIM ANY LIABILITY FOR ANY PUNITIVE, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

(Face of Security continued on next page)

OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in The City of New York, generally, are authorized or obligated by law, regulation or executive order to close.

“Call Settlement Date” means, with respect to the exercise by the Company of its Call Right, any Trading Day specified by the Company as provided in Section 6 hereof or, if such day is not a Business Day, the next succeeding Trading Day that is also a Business Day, on or after November 1, 2010 through and including October 31, 2039; provided, however, that if a Market Disruption Event occurs or is continuing on the third Trading Day preceding the Call Settlement Date, and such Valuation Date is postponed as referred to below, then the Call Settlement Date will be the third Trading Day following the date to which such Valuation Date has been postponed or, if such day is not a Business Day, the next succeeding Trading Day that is also a Business Day.

“Default Amount” means, on any day, an amount in U.S. dollars, as determined by the Calculation Agent in its sole discretion, equal to the cost of having a Qualified Financial Institution (selected as provided below) expressly assume the due and punctual payment of the principal of this Security, and the performance or observance of every covenant hereof and of the Indenture on the part of the Company to be performed or observed with respect to this Security (or to undertake other obligations providing substantially equivalent economic value to the Holder of this Security as the Company’s obligations hereunder). Such cost will equal (i) the lowest amount that a Qualified Financial Institution would charge to effect such assumption (or undertaking), plus (ii) the reasonable expenses (including reasonable attorneys’ fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption (or undertaking). During the Default Quotation Period, each Holder of this Security and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking) and notify the other in writing of such quotation. If the Company or any Holder obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided that, with respect to any quotation, the party not obtaining such quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case such quotation will be disregarded in determining the Default Amount. The “Default Quotation Period” shall be the period beginning on the day the Default Amount first becomes due and payable and ending on the third Business Day after such due date, unless no such quotation is obtained, or unless every such quotation so obtained is objected to within five Business Days after such due date as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as provided above, unless such quotation is objected to as provided above

(Face of Security continued on next page)

within five Business Days after such first Business Day, in which case, the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period (and the subsequent two Business Day objection period) has not ended prior to the applicable Valuation Date or the Final Valuation Date, as the case may be, then the Default Amount will equal the Principal Amount.

“Fee Amount” means the amount equal to 0.50% per annum, calculated on a daily basis in the following manner: (i) the Fee Amount on the Initial Trade Date shall equal zero; and (ii) on each subsequent calendar day until and including the Final Valuation Date or, in the case of Securities with respect to which the Holder has exercised its right of Early Redemption or the Company has exercised its Call Right, the applicable Valuation Date, the Fee Amount will increase by an amount equal to (A) 0.50% divided by 365 multiplied by (B) the product of the principal amount of the Holder’s Securities and the Index Performance Ratio on that day (or, if such day is not a Trading Day, the Index Performance Ratio on the immediately preceding Trading Day).

“Final Valuation Date” means the Trading Day that falls on October 26, 2039; provided, however, that if the Calculation Agent determines that a Market Disruption Event occurs or is continuing on such date, the Final Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing, provided further, that in no event will the Final Valuation Date be postponed by more than five Trading Days.

“Index Ending Level” means the closing level of the Index on the applicable Valuation Date.

“Index Performance Ratio” means, on any given day, the Index Ending Level divided by the Index Starting Level.

“Market Disruption Event” means, with respect to the Securities, in the opinion of the Calculation Agent and determined in its sole discretion: (i) the absence or suspension of, or material limitation or disruption in the trading of any exchange-traded futures contract included in the Index; (ii) the settlement price of any such contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; (iii) the Index is not published; (iv) the settlement price is not published for any individual exchange-traded futures contract included in the Index; (v) the occurrence of any event on any day or any number of consecutive days as determined by the Calculation Agent in its sole and reasonable discretion that affects the Company’s currency hedging (if any) with respect to U.S. dollars or the currency of any futures contract included in the Index; or (vi) in any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with the Company’s ability or the ability of any of its affiliates to unwind all or a material portion of a hedge with respect to the Securities that the Company or its affiliates have effected or may effect. The following events will not be Market Disruption Events: (a) a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or (b) a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any futures contract on physical commodities that comprise the Index. For the purposes of clause (i) of this definition of Market Disruption Event, an “absence of trading” in the primary securities market on which any option or futures contract related to a basket or any commodities comprising the Index are traded will not include any time when that market is itself closed for trading under ordinary purposes.

(Face of Security continued on next page)

“Maturity Date” means October 31, 2039, provided that if such date is not a Business Day, the Maturity Date will be the next succeeding Business Day; provided, however, that if the third Trading Day preceding October 31, 2039 does not qualify as the Final Valuation Date referred to above, then the Maturity Date will be the third Trading Day following the Final Valuation Date or, if such day is not a Business Day, the next following Trading Day that is also a Business Day.

“Qualified Financial Institution” means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either: (i) A-1 or higher by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or (ii) P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

“Redemption Date” means the third Trading Day following each Valuation Date other than the Final Valuation Date or, if such day is not a Business Day, the next succeeding Trading Day that is also a Business Day. The final Redemption Date shall be the third Trading Day (that is also a Business Day) following the Valuation Date that immediately precedes the Final Valuation Date. If the third Trading Day preceding the Redemption Date does not qualify as a Valuation Date referred to below, then the Redemption Date will be the third Trading Day following the Valuation Date or, if such day is not a Business Day, the next following Trading Day that is also a Business Day.

“Successor Index” means any substitute index approved by the Calculation Agent as a Successor Index pursuant to Section 3 hereof.

“Trading Day” means any day on which (i) the value of the Index is published by Bloomberg or Reuters, (ii) trading is generally conducted on NYSE Arca, Inc. and (iii) trading is generally conducted on the markets on which the futures contracts comprising the Index are traded, in each case as determined by the Calculation Agent in its sole discretion.

“Valuation Date” means (i) with respect to any “Early Redemption” as provided on the face or this Security, the first Trading Day immediately following the Trading Day on which the holder delivers a redemption notice to the Company in compliance with the procedure for early redemption as set forth in Section 5 hereof, (ii) with respect to the Company’s exercise of its “Call Right,” the third Trading Day prior to the Call Settlement Date and (iii) with respect to the Maturity Date, the Final Valuation Date. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing on such date, the Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing, provided that in no event will any Valuation Date be postponed by more than five Trading Days.

(Face of Security continued on next page)

1. Promise to Pay at Maturity, Upon Early Redemption or Upon Exercise of Call Right

UBS AG, a corporation duly organized and existing under the laws of Switzerland (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal sum, calculated as provided under (i) “Early Redemption” and elsewhere on the face this Security on the applicable Redemption Date, in the case of any Securities in respect of which a Holder exercises such Holder’s right to require the Company to redeem such Holder’s Securities prior to the Maturity Date, (ii) “Call Right” and elsewhere on the face of this Security on the Call Settlement Date, in the case of Securities subject to the Company’s exercise of its Call Right, or (iii) “Payment at Maturity” and elsewhere on the face of this Security on the Maturity Date, in the case of all other Securities.

2. Payment of Interest

The principal of this Security shall not bear interest.

3. Discontinuance or Modification of the Index; Market Disruption Event

If the Company and Bloomberg Finance L.P. (together, the “Index Sponsors”) discontinue publication of the Index and the Index Sponsors or any other Person or entity publishes a substitute index that the Calculation Agent determines is comparable to the Index and approves as a Successor Index, then the Calculation Agent, in its sole discretion, may determine the Index Ending Level and the amount payable on the Maturity Date, on any Redemption Date or on the Call Settlement Date by reference to such Successor Index.

If the Calculation Agent determines that the publication of the Index is discontinued and that there is no Successor Index on any date when the Index Ending Level is not available because of a Market Disruption Event or for any other reason, on any Valuation Date, or if for any other reason the Index is not available to the Company or the Calculation Agent on any Valuation Date, the Calculation Agent shall make the necessary determination by reference to a group of stocks or another index and will apply a computation methodology that replicates the Index as closely as reasonably possible, as determined by the Calculation Agent.

If the Calculation Agent determines that the Index, the Index Components or the method of calculating the Index has been changed at any time in any respect, including, without limitation, any addition, deletion or substitution and any reweighting or rebalancing of Index Components, and whether the change is made by the Company under its existing policies or following a modification of those policies, is due to the publication of a Successor Index, is due to events affecting one or more of the Index Components, or is due to any other reason, then the Calculation Agent will be permitted (but shall not be required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the Maturity Date, upon Early Redemption or on the Call Settlement Date is equitable.

The Calculation Agent shall have the right to postpone a Valuation Date, and thus the determination of the value of the Index, if the Calculation Agent determines that, on

(Face of Security continued on next page)

such Valuation Date, a Market Disruption Event occurs or is continuing. Notwithstanding the occurrence of one or more events, which may, in the Calculation Agent’s discretion, constitute a Market Disruption Event, the Calculation Agent in its discretion may waive its right to postpone the determination of the Index Ending Level if it determines that such events have not and are not likely to materially impair its ability to determine the Index Ending Level on such date. If a postponement occurs, the Calculation Agent will use the closing level of the Index on the first Trading Day on which no Market Disruption Event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than five Trading Days.

In the event that a Valuation Date is postponed until the fifth Trading Day following the scheduled Valuation Date, but a Market Disruption Event occurs and is continuing on such day, that day shall nevertheless be the date on which the Index Ending Level will be determined by the Calculation Agent. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the Market Disruption Event.

The Calculation Agent shall have the right to make all determinations and adjustments with respect to the Index in its sole discretion.

4. Payment at Maturity, Upon Early Redemption or on the Call Settlement Date

The payment of this Security that becomes due and payable on the Maturity Date, a Redemption Date or the Call Settlement Date, as the case may be, shall be the cash amount that must be paid to redeem this Security as provided above under “Payment at Maturity,” Early Redemption” and “Call Right,” respectively. The payment of this Security that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount. When the principal referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation. References to the payment at maturity or upon early redemption of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security. This Security shall cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

5. Procedure for Early Redemption

Subject to the minimum redemption amount provided under “Early Redemption,” the Holder may require the Company to redeem the Holder’s Securities during the term of the Securities on any Redemption Date on or after November 19, 2009 provided that such Holder instructs its broker or other person through whom the Securities are held to (i) deliver a notice of redemption to the Company via email no later than 10:00 a.m. (New York City time) on the Trading Day immediately prior to the applicable Valuation Date; (ii) deliver the signed confirmation of redemption to the Company via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day; (iii) instruct the Holder’s DTC custodian to book a delivery versus payment trade with respect to the Holder’s Securities on the applicable Valuation Date at a price equal to the product of the principal amount of the

(Face of Security continued on next page)

Holder’s Securities and the Index Performance Ratio on the applicable Valuation Date, less the Fee Amount on the applicable Valuation Date; and (iv) cause the Holder’s DTC custodian to deliver the trade as booked for settlement via DTC prior to 10:00 a.m. (New York City time) on the applicable Redemption Date, which shall be the fifth Trading Day following the applicable Valuation Date (other than the Final Valuation Date). The final Redemption Date shall be the third Trading Day following the Valuation Date that immediately precedes the Final Valuation Date.

6. Call Right

The Securities are subject to redemption upon not less than ten (10) days’ and not more than sixty (60) days’ prior notice on any Trading Day on or after November 1, 2010, as a whole and not in part, at the election of the Company. If the Company elects to redeem the Securities on the Call Settlement Date, the Holder will receive a cash payment equal to the principal amount of the Holder’s Securities times the Index Performance Ratio on the corresponding Valuation Date minus the Fee Amount on the corresponding Valuation Date. For the avoidance of doubt, the corresponding Valuation Date shall be the third Trading Day prior to the Call Settlement Date, as such dates may be postponed as provided in Section 3 hereof.

7. Role of Calculation Agent

The Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including at maturity or upon early redemption; Market Disruption Events; Business Days; Trading Days; the Fee Amount; the Default Amount; the closing value of the Index on the Initial Trade Date and on any Valuation Date; the Maturity Date; Redemption Dates; the amount payable on the Securities and all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent. The Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Calculation Agent shall be final and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent. The Holder of this Security shall not be entitled to any compensation from the Company for any loss suffered as a result of any determinations or calculations made by the Calculation Agent.

The Company shall take such action as shall be necessary to ensure that there is, at all relevant times, a financial institution serving as the Calculation Agent hereunder. The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as the Calculation Agent. Insofar as this Security provides for the Calculation Agent to determine the value of the Index on any date or other information from any institution or other source, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Calculation Agent, Affiliates of the Calculation Agent or Affiliates of the Company.

(Face of Security continued on next page)

8. Tax Characterization

By its purchase of this Security, the Holder, on behalf of itself and any other Person having a beneficial interest in this Security, hereby agrees with the Company (in the absence of an administrative determination or judicial ruling to the contrary) to characterize this Security for all U.S. federal income tax purposes as a pre-paid forward contract with respect to the Index.

9. Payment

Payment of any amount payable on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the applicable Valuation Date) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York, provided, however, that payment on the Maturity Date or any Redemption Date shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

10. Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

11. Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

(Face of Security continued on next page)

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: July 1, 2014

UBS AG

By:

By:

This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated: July 1, 2014

U.S. BANK TRUST NATIONAL ASSOCIATION, AS TRUSTEE

By:
Authorized Signatory

(Reverse of Security on next page)

(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under the Indenture, dated as of November 21, 2000, as amended and supplemented by the First Supplemental Indenture, dated as of February 28, 2006 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank Trust National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof, limited to an aggregate offering price not to exceed $— (or the equivalent thereof in any other currency or currencies or currency units), which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Securities of this series. References herein to “this series” mean the series designated on the face hereof.

Payments under the Securities will be made without withholding or deduction for or on account of any present or future tax, duty, assessment or governmental charge (“Taxes”) imposed upon or as a result of such payments by Switzerland or any jurisdiction in which a branch of the Company through which the Securities are issued is located (or any political subdivision or taxing authority thereof or therein) (a “Relevant Jurisdiction”), unless required by law. To the extent any such Taxes are so levied or imposed, the Company will, subject to the exceptions and limitations set forth in Section 1007 of the Indenture, pay such additional amounts (“Additional Amounts”) to the Holder of any Security who is not a resident of the Relevant Jurisdiction as may be necessary in order that every net payment of the principal of such Security and any other amounts payable on such Security, after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount provided for in such Security to be then due and payable.

In addition to its ability to redeem this Security pursuant to the foregoing, if at any time as a result of any change in or amendment to the laws or regulations of a Relevant Jurisdiction affecting taxation, or a change in any application or interpretation of such laws or regulations (including the decision of any court or tribunal) either generally or in relation to any particular Securities, which change, amendment, application or interpretation becomes effective on or after the Initial Trade Date in making any payment of, or in respect of, the principal amount of the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than ten nor more than sixty days’ notice by mail, at any time thereafter, in whole but not in part, at the

(Reverse of Security continued on next page)

election of the Company as provided in the Indenture at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve the relative economic position of the Company and the Holders of Outstanding Securities.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any interest hereon on or after the respective due dates expressed herein.

(Reverse of Security continued on next page)

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing. Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate Principal Amount, will be issued to the designated transferee or transferees.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations of any multiple of $25.00. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.